Exhibit 99.5

FORM OF NOMINEE HOLDER CERTIFICATION

The undersigned, a bank, broker, trustee, depositary or other nominee of non-transferable subscription rights (the “Rights”) to purchase shares of Class A common stock, par value $0.001 per share (the “Class A Common Stock”), of Caesars Acquisition Company (the “Company”) pursuant to the rights offering described and provided for in the Company’s Prospectus dated [—], 2013 (the “Prospectus”), hereby certifies to the Company, Caesars Entertainment Corporation and to Computershare Trust Company, N.A., as Subscription Agent for such rights offering, that (1) the undersigned has exercised or affirmatively retained, on behalf of the beneficial owners thereof (which may include the undersigned), the number of Rights specified below pursuant to the Basic Subscription Right (as defined in the Prospectus) and, on behalf of beneficial owners of Rights who have subscribed for the purchase of additional shares of Class A Common Stock pursuant to the Over-Subscription Privilege (as defined in the Prospectus), the number of shares specified below pursuant to the Over-Subscription Privilege, listing separately below each such exercised or retained Basic Subscription Right and the corresponding Over-Subscription Privilege (without identifying any such beneficial owner), and (2) to the extent a beneficial owner has elected to subscribe for shares pursuant to the Over-Subscription Privilege, each such beneficial owner’s Basic Subscription Right has been exercised in full:

	Number of Rights Held	Number of Shares Subscribed for Pursuant to Basic Subscription Right	Number of Rights Retained	Number of Shares Subscribed for Pursuant to Over-Subscription Privilege
1.
2.
3.
4.
5.
6.
7.
8.
9.

Provide the following information if applicable:

Depository Trust Company (“DTC”) Participant Number:

Participant Name:

By:
Name:
Title:
DTC Basic Subscription Confirmation Number(s):